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                                                                    EXHIBIT 99.1
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PRESS RELEASE                                             [BJ SERVICES LOGO]

CONTACT:     MIKE MCSHANE (713) 462-4239                      BJ SERVICES
                                                        5500 N.W. Central Drive
RELEASE:     IMMEDIATELY                                  Houston, Texas 77092
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                    BJ SERVICES COMPANY ANNOUNCES REDEMPTION
                     OF CONVERTIBLE SUBORDINATED DEBENTURES


Houston, Texas. April 20, 1995. BJ Services Company (BJS-NYSE, CBOE) announced today that it intends to call for redemption on May 9, 1995 (the "Redemption Date") all of the outstanding 7 1/4% Convertible Subordinated Debentures due January 15, 2015 originally issued by The Western Company of North America. The redemption price is 103.625% of the principal amount of the Debentures plus accrued interest to the Redemption Date, for a total amount of $1,059.21 per $1,000 principal amount of the Debentures. The Debentures are convertible into (i) $588.235 cash, (ii) 29.49 shares of BJ Services Common Stock and (iii) 11.76 Warrants to purchase shares of BJ Services Common Stock per $1,000 in principal amount of Debentures. The Debentures may be presented for conversion up to the close of business on May 4, 1995, the fifth day preceding the Redemption Date, but not thereafter. The Debentures, which are listed on the New York Stock Exchange, originally aggregated $90,000,000 in principal amount. On April 19, 1995, approximately $36,000,000 principal amount of Debentures remain outstanding.

Paying agent for conversion and redemption will be Harris Trust and Savings Bank, located at:

Mailing Address:                           Street Address:                   Street Address:
P.O. Box 830                               311 West Monroe Street            c/o Harris Trust
Chicago, Illinois                          11th Floor                        Company of New York
           60690                           Chicago, Illinois                 77 Water Street
                                                     60606                   4th Floor
                                                                             New York, New York
                                                                                           10005
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BJ Services Company is a leading provider of pressure pumping and related services to the petroleum industry.

                                   **********
              (NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)